AGREEMENT

   THIS AGREEMENT, made as of this 21st day of May, 2008, by and between Mesch Capital Management, Inc. ("MCM"), an Oregon corporation, and Van Kampen Funds Inc. ("Van Kampen"), a Delaware corporation.


                                   WITNESSETH:

   WHEREAS, Van Kampen sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs");

   WHEREAS, Van Kampen desires to establish one or more UITs that will each initially invest in securities selected in accordance with the process generally described in Exhibit A attached hereto (the "Trusts");

   WHEREAS, Van Kampen further desires the analytical services of MCM with respect to securities identified by Van Kampen in accordance with the process generally described in Exhibit A attached hereto;

   WHEREAS, MCM is willing to provide the aforesaid analytical services to Van Kampen under the terms and conditions hereinafter set forth;

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

   1. Identification of Securities.

   (a) During the term of this Agreement, Van Kampen shall provide MCM with reasonable advance notice of the filing of each registration statement pertaining to a Trust ("Registration Statement"). Following such notice, and in accordance with the process and time frame described in attached Exhibit A, Van Kampen shall provide to MCM a list of all securities identified by Van Kampen in the manner described in Exhibit A in connection with each Trust. From such lists of securities, MCM, utilizing its proprietary Technical Analysis Methodology referred to in Exhibit A, will provide to Van Kampen a list of recommended securities (the "Identified Securities") for use solely in connection with the selection of stocks for the Trusts. Van Kampen will then choose from the Identified Securities those securities to be deposited in the related Trust's portfolio (the "Portfolio Securities") based upon all information available to it, including, among other factors, market capitalization and liquidity considerations.

   (b) MCM will provide Van Kampen with information reasonably requested by Van Kampen about the Portfolio Securities for use by Van Kampen in preparing updated prospectus disclosure and marketing materials for the Trusts. MCM shall have no investment authority or discretion with respect to a Trust's Portfolio Securities. MCM agrees to promptly review and comment upon disclosure in the Registration Statement referred to in Section 12 hereof.

   2. Van Kampen acknowledges and agrees that it does not have any rights in or to the use or output of the Technical Analysis Methodology other than Van Kampen's ownership of the list of Identified Securities created by MCM. Unless expressly permitted by MCM in writing, Van Kampen may not use the Technical Analysis Methodology for any purpose.

   3. MCM's Services Unique. MCM and Van Kampen agree that the services to be performed by MCM as set forth herein are unique and may not be performed by anyone other than MCM.

   4. Fees. For the services to be performed hereunder, Van Kampen, on behalf of each Trust, agrees that each Trust shall pay MCM a fee equal to 12 basis points (0.12%) of the "Net Asset Value" of such Trust as of the end of the initial offering period of such Trust. Such fee shall be paid by the trustee of each Trust to MCM within thirty (30) days following the end of the initial offering period of such Trust. "Net Asset Value" as used in this Agreement shall mean "current net asset value" as defined in Rule 2a-4 under the Investment Company Act of 1940.

   5. Term. Subject to Section 8, the term of this Agreement shall commence and continue as described in this Section. The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and shall remain in full force and effect until the fifth (5th) anniversary of the Effective Date, unless this Agreement is terminated earlier as provided herein (such term being referred to as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods unless a party terminates the Agreement by providing the other party a written notice to that effect at least ninety (90) days prior to the end of the then-current term.

   6. Exclusivity and Right of First Refusal.

   (a) MCM covenants and agrees that during the term of this Agreement, neither MCM, nor anyone acting on its behalf, shall be associated or involved with any unit investment trust sponsor, distributor or seller in the creation, marketing or sale of any unit investment trust based on the selection criteria set forth in Exhibit A within the United States other than the Trusts. Nothing contained herein shall limit the right of MCM to sponsor, create, market or promote any investment company (as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended, disregarding the provisions of Sections 3(b) and 3(c) thereof), other than a unit investment trust.

   (b) MCM covenants and agrees that, during the term of this Agreement, neither MCM nor anyone acting on its behalf shall be associated or involved with anyone in connection with the creation, administration, management, marketing or sale of any unit investment trust within the United States unless MCM shall have first promptly delivered a bona fide written offer to Van Kampen to act as sponsor, depositor, adviser, promoter, underwriter or distributor of such a unit investment trust and Van Kampen shall have failed to provide a written acceptance of such offer to MCM within 30 days after receipt of such offer.

   (c ) The exclusivity and right of first refusal provided above in Subsections 6(a) and (b) shall expire in the event that Van Kampen fails to offer any Trust within fifteen (15) months from the date of this Agreement or, thereafter, fails to offer an additional Trust within any fifteen (15) month period from the closing of the last Trust offering.

   7. Assignment. Neither of the parties hereto may assign its respective rights and obligations under this Agreement without the prior written consent of the other.

   8. Relationship of the Parties. The parties understand and agree that this Agreement shall not be deemed to create any partnership or joint venture between Van Kampen and MCM, and that any services performed hereunder by MCM shall be as an independent contractor and not as an employee or agent of Van Kampen or any Trust. MCM shall have no authority whatsoever to bind Van Kampen or any Trust on any agreement or obligation and MCM agrees that MCM shall not hold itself out as an employee or agent of Van Kampen or any Trust.

   9. Termination.

   (a) MCM may terminate this Agreement immediately upon a (i) material breach of any representation, warranty or covenant of Van Kampen that is not remedied within ten (10) business days after written notice or (ii) Van Kampen's failure to offer any Trust within fifteen (15) months from the date of this Agreement or, fails to offer an additional Trust within any fifteen (15) month period from the closing of the last Trust offering.

   (b) Van Kampen may terminate this Agreement immediately upon a material breach of any representation, warranty or covenant of MCM that is not remedied within ten (10) business days after written notice thereof.

   (c) MCM and Van Kampen may terminate this Agreement at any time upon the execution by all parties of a written agreement to that effect.

   (d) Any termination under Section 8(a) or (b) shall not limit any other remedies for breach the non-breaching party may have at law or in equity. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not constitute termination of any Trust.

   10. Confidentiality.

   (a) The parties agree that certain material and information which has or may come into the possession or knowledge of each in connection with this Agreement or the performance hereof (e.g., proprietary business information (including, without limitation, the names and addresses or other personal information of customers, distributors, information providers and suppliers)), consists of confidential and proprietary data or information whose disclosure to or use by third parties would be damaging ("Confidential Information"). The parties may reasonably designate, by notice in writing delivered to the other parties, other information as being Confidential Information.

   (b) All Confidential Information of a party (the "Disclosing Party") shall be kept secret by the other party (the "Receiving Party") to the degree it keeps secret its own confidential or proprietary information. Confidential Information shall not be disclosed by the Receiving Party to its employees, officers, agents, service providers or affiliates, except on a need-to-know basis and the Receiving Party shall inform the recipients of their obligation to maintain the information in confidence, but may be disclosed by the Receiving Party to State, Federal, or other governmental agencies, authorities or courts as required by law or regulation, or upon their order or request provided prompt notice of such order or request is given to the Disclosing Party (if such notice is legally permitted) and provided that the Receiving Party makes reasonable efforts to protect the confidentiality of the Confidential Information at issue.

   (c) The lists of Identified Securities and the Portfolio Securities are the Confidential Information of Van Kampen. The Technical Analysis Methodology is the Confidential Information of MCM.

   (d) No information that would otherwise be proprietary or confidential for purposes of this Agreement pursuant to subsections (a), (b) or (c) above shall be subject to the restrictions on disclosure imposed by this Section in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of a party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or (iii) such information was revealed to such party by a third person, and which the Receiving Party reasonably believes has been obtained by such third person not in violation of any existing confidentiality or non-disclosure agreement.

   (e) Each party acknowledges and agrees that a breach of this Section 9 would cause a permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief (including injunction and specific performance) in the event of any breach of the provisions of this Section 9, in addition to all other remedies available to such party at law or in equity.

   (f) The covenants set forth in this Section 9 shall survive the termination of this Agreement.

   11. Covenants. During the period of this Agreement and for as long as any of the Trusts remains outstanding, each of the parties agrees to:

   (a) comply with all codes, regulations and laws applicable to the performance of its obligations under this Agreement and obtain or have obtained all necessary permits, licenses and other authorizations necessary for such performance and maintain its business reputation and good standing;

   (b) take such other actions as the other party hereto may reasonably request to more effectively carry out its obligations under this Agreement; and

   (c) do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, but not by way of limitation, obtaining all consents, approvals, and authorizations, required of such party in connection with the consummation of the transactions contemplated by this Agreement. No party shall take any action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

   In addition, neither MCM nor Van Kampen may refer to the other party or any of the other party's affiliates, in any kind of communications, whether oral, written or electronic, or otherwise, and whether in a piece published by MCM or Van Kampen or in response to questions of the media or others, without the other party's prior consent, except that such consent shall not be required to the extent that the content of a communication is substantially similar to information included in (i) a communication to which the party has previously given consent, (ii) any Registration Statement or (iii) other publicly available materials produced by the party that is being referred to or described. Notwithstanding anything to the contrary in this paragraph, a party may withdraw consent upon reasonable written notice to the other party. Upon withdrawal of consent, the notified party may continue to distribute any existing inventories of previously consented-to printed materials,

   12. Indemnification.

   (a) By Van Kampen. In the event any claim is brought by any third party against MCM or any of its affiliates that relates to, arises out of or is based upon the performance by Van Kampen of its obligations hereunder, or the failure of Van Kampen, or any of Van Kampen's affiliates, as the case may be, to comply with any law, rule or regulation relating to the Trusts, Van Kampen, or any of Van Kampen's affiliates, including without limitation, any claims relating to any actual or alleged material misstatement or omission in the Trust's Registration Statement, proxy statement, or any communication to current or prospective investors in the Trust, MCM or any of its affiliates shall promptly notify Van Kampen and Van Kampen shall defend such claim at Van Kampen's expense and under Van Kampen's control. Van Kampen shall indemnify and hold harmless MCM or any of its affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim whether or not such claim is successful. MCM or any of its affiliates shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, that Van Kampen shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, Neither MCM nor any of its affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of MCM or any of its affiliates. For the avoidance of doubt, neither Van Kampen nor any of its affiliates shall be liable to MCM for any error in judgment, mistake of law, or loss arising out of any investments held by the Trust, or for any other act or omission in the performance by Van Kampen and its affiliates of their obligations hereunder, except for liability resulting from the gross negligence or willful misconduct of Van Kampen or any of its affiliates.

   (b) By MCM. In the event any claim is brought by any third party against Van Kampen, any of the Trusts, or any of Van Kampen's affiliates that relates to, arises out of or is based upon the performance by MCM of its obligations hereunder, or the failure of MCM to comply with any law, rule or regulation, Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall promptly notify MCM and MCM shall defend such claim at its expense and under its control. MCM shall indemnify and hold harmless Van Kampen, the Trusts, and Van Kampen's affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, MCM shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, neither Van Kampen, the Trusts, nor any of Van Kampen's affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Van Kampen, the Trusts, or Van Kampen's affiliates. For the avoidance of doubt, neither MCM nor any of its affiliates shall be liable to Van Kampen for any error in judgment, mistake of law, or loss arising out of any investments held by the Trust, or for any other act or omission in the performance by MCM and its affiliates of their obligations hereunder, except for liability resulting from the gross negligence or willful misconduct of MCM or any of its affiliates. In addition, neither MCM nor any of its affiliates shall have responsibility whatsoever for the management of the Trust or any other assets of Van Kampen pursuant to this Agreement, and shall incur no liability for any loss or expense pursuant to this Agreement that may result from Van Kampen's management of such assets.

   (c) The indemnifications set forth in this Section 11 shall survive the termination of this Agreement for any cause whatsoever.

   13. Review of Registration Statement and other materials. MCM hereby acknowledges that it has reviewed and had an opportunity to comment upon those provisions of the Registration Statement, as amended, specifically referring to or describing MCM and the securities selection process, and represents that the statements and other information provided to Van Kampen by MCM are accurate in all material respects. However, MCM makes no representation or warranties with respect to the sufficiency of any such disclosures in the Registration Statement under federal or state securities laws.

   14. Expenses. During the term of this Agreement, MCM will provide the office space, furnishings, equipment and personnel required to perform its duties under this Agreement. In the event that MCM participates in presentations or marketing events at Van Kampen's reasonable request, Van Kampen will pay, or reimburse MCM, for airfare, accommodations, and related expenses reasonably incurred by MCM in connection with any such presentation or marketing event.

   15. Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive law of the State of New York governs this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles. Any dispute between the parties arising under or in any way related to this Agreement will be fully and finally resolved in arbitration under the commercial rules of the American Arbitration Association.

   16. Waiver of Breach. The failure of a party to require the performance of any term of this Agreement or the waiver of a party of any breach hereunder shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

   17. Scope of Agreement. This document constitutes the entire Agreement of the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements with respect to the subject matter hereof, and can be amended only by a writing executed by all of the parties.

   18. Notices. All notices from any party to the other pursuant to this Agreement shall be in writing or by facsimile transmission and shall be sent to the following addresses, or to such addresses as the parties hereto may be notified in writing from time to time:

         If to MCM:

                           Robin Mesch

                           President, Mesch Capital Management, Inc.
                           2314 NE Schuyler Street
                           Portland, OR   97212

         If to Van Kampen:

                           1 Parkview Plaza
                           P.O. Box 5555
                           Oakbrook Terrace, IL 60181-5555
                           Attn:  Steve Massoni

                           With copy to:

                           Van Kampen Funds Inc.
                           522 Fifth Avenue
                           New York, NY 10036
                           Attn:  Office of the General Counsel

   Notices shall be deemed given upon receipt via certified mail, overnight courier, or hand delivery.

   19. Severability. In the event that any provision of this Agreement or application hereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of any provision to persons or circumstances other than those as to which it is determined to be unlawful, invalid or enforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

   20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized representative thereof as of the date first above written.

VAN KAMPEN FUNDS INC.

By:________________________________

Name: _____________________________

Title: ______________________________




MESCH CAPITAL MANAGEMENT, INC.

By:_______________________________

Name: ____________________________

Title:______________________________



                                    EXHIBIT A

   The portfolio of each Trust will consist of stocks selected in the following manner:

   1. Van Kampen will identify an initial list of stocks as having experienced certain types of insider buying activity. That initial list will be provided to MCM.

   2. Following receipt of the initial list of stocks, MCM will identify those stocks that MCM recommends be excluded from further consideration.

   3. After excluding some or all of the stocks identified by MCM for exclusion, Van Kampen will further refine the list of stocks. Thereafter, a refined list of stocks will be provided to MCM for application by MCM of MCM's proprietary "Technical Analysis Methodology" to create a list of Identified Stocks for Van Kampen. In connection with MCM's creation of a list of Identified Stocks, Van Kampen may request that MCM include or apply reasonable supplemental selection parameters or objectives.

   4. Upon receipt of the list of Identified Stocks, Van Kampen will then choose from the Identified Securities those securities to be deposited in the related Trust's portfolio (the "Portfolio Securities") based upon all information available to it, including, among other factors, market capitalization and liquidity considerations.